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                                                                EXHIBIT 4.1


                           CERTIFICATE OF DESIGNATION
                            THE HAVANA REPUBLIC, INC.
                     OF SERIES A CONVERTIBLE PREFERRED STOCK

      Stephen Schatzman certifies that he is the President and Secretary of The Havana Republic, Inc., a Florida corporation (hereinafter referred to as the "Corporation" or the "Company"); that, pursuant to the Articles of Incorporation, as amended and restated, and Section 607.0602 of the Florida Business Corporation Act, the Board of Directors of the Corporation duly adopted the following Designation of Series A Convertible Preferred Stock on November
6, 1997 and that shareholder action was not required.

      1. Creation of Series A Convertible Preferred Stock. There is hereby created a series of preferred stock consisting of 2,500 shares and designated as the Series A Convertible Preferred Stock, no par value, having the voting powers, preferences, relative, participating, limitations, qualifications optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth below.

      2. Dividend Provisions. In the event a dividend is declared with respect to the Company's Common Stock prior to Conversion of the Series A Convertible Preferred Stock, upon such conversion, such dividend shall be paid with respect to the Shares of Common Stock into which the Series A Convertible Preferred Stock were converted. Each share of Series A Convertible Preferred Stock shall rank on a parity with each other share of Series A Convertible Preferred Stock with respect to dividends.

      3. Redemption Provisions. Each share of the Series A Convertible Preferred Stock is redeemable on the following manner, at a price of $1,350.00 per Share (the "Redemption Price"). The Corporation shall have the right to redeem each Share within twenty-four hours after the Notice of Conversion (as defined in Section 5(a)) is given by a Holder with respect to such Shares. The Corporation shall effect such redemption by payment to the Holder by wire transfer or certified check payable to the Holder on or before the Redemption Date, which shall be the later of (i) the tenth calendar after the Notice of Conversion or
(ii) the date on which the Holder has delivered the certificates representing the Preferred Stock proposed to be converted pursuant to Section 5(a)(1). In the event the Corporation shall not make such payment it shall be deemed to have waived its right to redemption as to those Shares. The Corporation shall have the right to redeem less than all of the Shares which are the subject of the Notice of Conversion.

      4. Liquidation Provisions. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Series A Convertible Preferred Stock shall be entitled to receive an amount equal to $1,350.00 per share. After the full preferential liquidation amount has been paid to, or determined and set apart for the Series A Convertible Preferred Stock and all other series of Preferred Stock hereafter authorized and issued, if any, the remaining assets of the Corporation available for distribution to shareholders shall be distributed ratably to the holders of the common stock. In the event the assets of the Corporation available for distribution to its shareholders are insufficient to pay the full preferential liquidation amount per share required to be paid the Corporation's Series A Convertible Preferred Stock, the entire amount of assets of the


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Corporation available for distribution to shareholders shall be paid up to their respective full liquidation amounts first to the Series A Convertible Preferred Stock, then to any other series of Preferred Stock hereafter authorized and issued, all of which amounts shall be distributed ratably among holders of each such series of Preferred Stock, and the common stock shall receive nothing. A reorganization or any other consolidation or merger of the Corporation with or into any other corporation, or any other sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4, and the Series A Convertible Preferred Stock shall be entitled only to (i) the right provided in any agreement or plan governing the reorganization or other consolidation, merger or sale of assets transaction, (ii) the rights contained in the Florida Business Corporation Act and (iii) the rights contained in other Sections hereof.

      5. Conversion Provisions. The holders of shares of Series A Convertible Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

      (a) RIGHT TO CONVERT - OPTION OF HOLDER. Subject to Section 5(h) hereof, each share of Series A Convertible Preferred Stock (the "Preferred Shares") shall be convertible, at the option of its holder, at any time, into a number of shares of common stock of the Company (the "Common Stock") at the initial conversion rate (the "Conversion Rate") defined below. The initial Conversion Rate, subject to the adjustments described below, shall be a number of shares of Common Stock equal to $1,000, divided by the lower of (i) Seventy Percent (70%) of the average Market Price of the Common Stock for the five trading days immediately prior to the Conversion Date (defined below) or (ii) 75% of Market Price on date of first closing ("Closing Date"), increased proportionally for any reverse stock split and decreased proportionally for any forward stock split or stock dividend. For purposes of this Section 5(a), Market Price for any date shall be the closing bid price of the Common Stock on such date, as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), or the closing bid price in the over-the-counter market if other than Nasdaq.

      (b) No fractional shares of Common Stock shall be issued upon conversion of the Preferred Shares, and in lieu thereof the number of shares of Common Stock issuable for each Preferred Share converted shall be rounded to the nearest whole number. Such number of whole shares of Common Stock issuable upon the conversion of one Preferred Share shall be multiplied by the number of Preferred Shares submitted for conversion pursuant to the Notice of Conversion (defined below) to determine the total number of shares of Common Stock issuable in connection with any conversion.

      (c) In order to convert the Preferred Shares into shares of Common Stock, the holder of the Preferred Shares shall: (i) complete, execute and deliver to the Corporation the conversion certificate set forth in Section 5 (f) hereto (the "Notice of Conversion"); and (ii) surrender the certificate or certificates representing the Preferred Shares being converted (the "Converted Certificate") to the Corporation. The Notice of Conversion shall be effective and


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      in full force and effect if delivered to the Corporation by facsimile transmission at (954) 349- 7025. Provided that a copy of the Notice of Conversion is delivered to the Corporation on such date by facsimile transmission or otherwise, and provided that the original Notice of Conversion and the Converted Certificate are delivered to the Corporation within three (3) business days thereafter at the Corporation's principal place of business which is presently at 1360 Weston Road, Weston, Florida 33326, the date on which notice of conversion is given (the "Conversion Date") shall be deemed to be the date set forth therefor in the Notice of Conversion; and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of the Conversion Date. If the original Notice of Conversion and the Converted Certificate are not delivered to the Corporation within three (3) business days following the Conversion Date, the Notice of Conversion shall become null and void as if it were never given and the Corporation shall, within two (2) business days thereafter, return to the holder by overnight courier any Converted Certificate that may have been submitted in connection with any such conversion. In the event that any Converted Certificate submitted represents a number of Preferred Shares that is greater than the number of such shares that is being converted pursuant to the Notice of Conversion delivered in connection therewith, the Corporation shall deliver, together with the certificates for the shares of Common Stock issuable upon such conversion as provided herein, a certificate representing the remaining number of Preferred Shares not converted.

      (d) Upon receipt of a Notice of Conversion, the Corporation shall absolutely and unconditionally be obligated to cause a certificate or certificates representing the number of shares of Common Stock to which a converting holder of Preferred Shares shall be entitled as provided herein, which shares shall constitute fully paid and nonassessable shares of Common Stock to be issued to, delivered by overnight courier to, and received by such holder by the fifth (5th) calendar day following the Conversion Date unless the Company has duly redeemed the Preferred Shares which are the subject of the Notice of Conversion in accordance with
      Section 3 hereof. Such delivery shall be made at such address as such holder may designate therefor in its Notice of Conversion or in its written instructions submitted together therewith. In the event that delivery is not made by the fifteenth (15th) calendar day following the Conversion Date, an additional number of shares of Common Stock equal to 1/2% of the Common Stock to be delivered shall be issued and delivered to the holder for each day until receipt.

      (e) No less than 50 shares of Series A Convertible Preferred Stock may be converted at any one time, unless the holder then holds less than 50 shares and converts all shares at that time.

      (f) The Notice of Conversion shall be in substantially the following form:

                  "The undersigned holder ( the "Holder") is surrendering to The
            Havana Republic, Inc., a Florida corporation (the "Company"), one or more certificates

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            representing shares of Series A Convertible Preferred Stock of the
            Company (the "Preferred Stock") in connection with the conversion of all or a portion of the Preferred Stock into shares of Common Stock, no par value per share, of the Company (the "Common Stock") as set forth below.

            1. The Holder understands that the Preferred Stock were issued by the Company pursuant to the exemption from registration under the United States Securities Act of 1933, as amended (the "Securities Act"), provided by Regulation D and/or Section 4(2) thereunder promulgated thereunder.

            2. The Holder represents and warrants that all offers and sales of the Common Stock issued to the Holder upon such conversion of the Preferred Stock shall be made (a) pursuant to an effective registration statement under the Securities Act, (in which case a prospectus has been delivered to the purchaser) (b) in compliance with Rule 144, or (c) pursuant to some other exemption from registration.

            Number of Shares of Preferred Stock being converted:

            Applicable Conversion Price:

            Number of Shares of Common Stock Issuable:

            Conversion Date:

            Number of Dividend Shares:

            Delivery Instructions for certificates of Common Stock and for new certificates representing any remaining shares of Preferred Stock:


                                             NAME OF HOLDER:



                                             ------------------------------
                                             (Signature of Holder)

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      (b) ADJUSTMENTS TO CONVERSION RATE. (1) RECLASSIFICATION, EXCHANGE AND
      SUBSTITUTION. If the Common Stock issuable on conversion of the Series A Convertible Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, reverse stock split or forward stock split or stock dividend or otherwise (other than a subdivision or combination of shares provided for above), the holders of the Series A Convertible Preferred Stock shall, upon its conversion, be entitled to receive, in lieu of the Common Stock which the holders would have become entitled to receive but for such change, a number of shares of such other class or classes of stock that would have been subject to receipt by the holders if they had exercised their rights of conversion of the Series A Convertible Preferred Stock immediately before that change.

      (2) REORGANIZATIONS, MERGERS, CONSOLIDATIONS OR SALE OF ASSETS. If at any time there shall be a capital reorganization of the Corporation's common stock (other than a sub division, combination, reclassification or exchange of shares provided for elsewhere in this Section (5) or merger of the Corporation into another corporation, or the sale of the Corporation's properties and assets as, or substantially as, an entirety to any other person, then, as a part of such reorganization, merger or sale, lawful provision shall be made so that the holders of the Series A Convertible Preferred Stock shall thereafter be entitled to receive upon con version of the Series A Convertible Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, to which holders of the Common Stock deliverable upon conversion of the Series A Convertible Preferred Stock would have been entitled on such capital reorganization, merger or sale if the Series A Convertible Preferred Stock had been converted immediately before that capital reorganization, merger or sale to the end that the provisions of this paragraph (b)(2) (including adjustment of the Conversion Rate then in effect and number of shares purchasable upon conversion of the Series A Convertible Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

      (c) NO IMPAIRMENT. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, dis solution, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provision of this
      Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Convertible Preferred Stock against impairment.

      (d) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Rate for any shares of Series A Convertible Preferred Stock, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Convertible Preferred Stock effected thereby a certificate setting forth such adjustment or


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      readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Series A Convertible Preferred
      Stock.

      (e) NOTICES OF RECORD DATE. In the event of the establishment by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to each holder of Series A Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution and the amount and character of such dividend or distribution.

      (f) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Convertible Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient, based on the Conversion Rate then in effect, to effect the conversion of all then outstanding shares of the Series A Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, then, in addition to all rights, claims and damages to which the holders of the Series A Convertible Preferred Stock shall be entitled to receive at law or in equity as a result of such failure by the Corporation to fulfill its obligations to the holders hereunder, the Corporation will take any and all corporate or other action as may, in the opinion of its counsel, be helpful, appropriate or necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

      (g) NOTICES. Any notices required by the provisions hereof to be given to the holders of shares of Series A Convertible Preferred Stock shall be deemed given if deposited in the Uni ted States mail, postage prepaid and return receipt requested, and addressed to each holder of record at its address appearing on the books of the Corporation or to such other address of such holder or its representative as such holder may direct.

      (h) MANDATORY CONVERSION. All outstanding shares of Series A Convertible Preferred Stock (not sooner converted into Common Stock) shall be mandatorily convertible into Common Stock one year from the Closing Date, provided that the Company is at such time a reporting issuer under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or at such time that the Company becomes a reporting issuer if subsequent to one year


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      from the Closing Date, and in either case, if the Company is the current in its filings under the Exchange Act.

      6. VOTING PROVISIONS. Except as otherwise expressly provided or required by law, the Series A Convertible Preferred Stock shall have no voting rights.

      IN WITNESS WHEREOF, the Company has caused this Designation of Series A Convertible Preferred Stock to be duly executed by its President and attested to by its Secretary this 6 day of November, 1997 who, by signing their names hereto, acknowledge that this Designation of Series A Convertible Preferred Stock is the act of the Corporation and state to the best of their knowledge information and belief, under the penalties of perjury, that the above matters and facts are true in all material respects.


                                    THE HAVANA REPUBLIC, INC.

                                    /s/ Stephen Schatzman
                                    ------------------------------------------
                                    Stephen Schatzman, President


                                    ATTEST:

                                    /s/ Stephen Schatzman
                                    ------------------------------------------
                                    Stephen Schatzman, Secretary




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